EXHIBIT (a)(5)(iii)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


SUAN INVESTMENTS INC.                              |
                                                   |
                  Plaintiff,                       |
         v.                                        |              C.A. No. 19438
                                                   |
FRANK R. COHEN, et al.,                            |
                                                   |
                  Defendants                       |
                                                   |
----------------------------------------------     |
                                                   |
LAURENCE PASKOWITZ                                 |
                                                   |
                  Plaintiff,                       |
                                                   |
         v.                                        |              C.A. No. 19460
                                                   |
FRANK R. COHEN, et. al.                            |
                                                   |
                  Defendants.                      |


                           MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding is entered into as of March 18, 2002 among the plaintiffs in the above captioned actions (the "Actions") and defendants Koninklijke KPN N.V., Everest Acquisition Corp. and Pansource B.V. (collectively, "KPN"), by their undersigned attorneys.

         WHEREAS, on February 20, 2002, Everest Acquisition Corp. ("Everest") commenced a tender offer to buy all outstanding shares of common stock of Euroweb International Corp. ("Euroweb") for $2.25 per share in cash (the "Tender Offer");

         WHEREAS, following the announcement, the Actions were filed in the Court of Chancery of the State of Delaware as purported class actions challenging the Tender Offer,

         WHEREAS, the complaints in the Actions seek declaratory and injunctive relief, monetary damages and/or rescission with respect to the Tender Offer, based upon the allegations, inter alia, that the conduct of KPN and the members of the board of directors of Euroweb (Frank R. Cohen, Robert Genova, Csaba Toro, Marten Pieters, Rob van Vliet, Gerald Yellin, and Jerome Volkman (collectively, the "Individual Defendants"), together with Euroweb and KPN, the "Defendants"), constituted a breach of fiduciary duties owed to Euroweb's public stockholders;

         WHEREAS, in March 2002, KPN discussed and negotiated with Plaintiffs' counsel regarding its willingness to increase the value of its Tender Offer to a maximum of $2.70 contingent upon the successful consummation of the Tender Offer and settlement of the Actions;

         WHEREAS, KPN and Plaintiffs' counsel discussed other potential terms of a potential transaction and settlement of the Actions;

         WHEREAS, Plaintiffs' counsel discussed their willingness to settle the Actions, contingent upon an increase in the consideration to be received by Euroweb's public stockholders to $2.70 per share and the successful completion of the Tender Offer;

         WHEREAS, KPN acknowledges that it has amended the disclosure documents to disclosure the substance of the Actions;

         WHEREAS, the parties reached an agreement in principle, to be documented in this memorandum of understanding and subsequently in a stipulation of settlement, to settle the litigation on the terms proposed by Plaintiffs' counsel (the "Settlement");

         WHEREAS, each Defendant has denied and continues to deny having committed or having attempted to commit any violation of law or breach of duty, including breach of any duty to Euroweb or Euroweb's stockholders, or otherwise having acted in any improper manner;


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

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED IN PRINCIPLE, by and among the parties hereto:

         1. KPN has increased the consideration offered in the Tender Offer to $2.70 per share, contingent upon settlement of the Actions.

         2. In agreeing to increase the consideration offered to Euroweb public shareholders, KPN took into consideration the desirability of satisfactorily addressing the claims asserted by Plaintiffs in the Actions.

         3. Defendants shall provide Plaintiffs' counsel with such discovery as is reasonably necessary to confirm the fairness and adequacy of the Settlement contemplated herein (the "Discovery").

         4. The parties to the Actions will use reasonable efforts to agree upon and execute an appropriate stipulation of settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of the Actions upon the terms set forth herein (collectively, the "Settlement Documents"). The parties agree to use reasonable efforts to agree upon and execute the Stipulation as soon as reasonably practicable after the date of the signing of this Memorandum of Understanding. The Stipulation will provide, inter alia, (i) for certification, pursuant to Court of Chancery Rules 23(b)(1) and (2), for settlement purposes only, of a class consisting of all record and beneficial owners of Euroweb common stock during the period from February 20, 2002 through and including the consummation of the Tender Offer, including any and all of their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each


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

of them, and excluding the Defendants (the "Class"); (ii) for entry of a judgment dismissing the Actions with prejudice and without costs to any party except as expressly provided in the Stipulation; (iii) for a complete discharge, dismissal with prejudice, settlement of and release barring all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Euroweb, the Individual Defendants, KPN, and any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past or present officers, directors, associates, stockholders, members, controlling persons, representatives, employees, attorneys, counselors, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators of any of the foregoing (collectively, the "Releasees"), relating to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in or otherwise related to the complaints filed in the Actions, the Tender Offer, and any public filings or statements (including but not limited to public statements) by any of the Releasees in connection with the foregoing


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

(collectively, the "Settled Claims"); provided, however, that the claims to be released shall not include the right of any members of the proposed Class (as defined herein) or any of the Defendants to enforce the terms of the Settlement, and provided further that the claims released shall not include any statutory appraisal rights of any member of the potential class who properly demands appraisal of shares, and the claims released shall not include the rights of Defendants to defend against such statutory appraisal right of any member of the potential class who properly demands appraisal of shares in accordance with Delaware law; (iv) that each of the Defendants has denied and continues to deny having committed or attempted to commit any violations of law or breaches of any duty of any kind; (v) that Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, risk and expense of further litigation; and (vi) that subject to the Order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that Plaintiff and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Releasees.

         5. The parties to the Actions will present the Settlement to the Court for hearing and approval as soon as reasonably practicable following appropriate notice to the Class members. KPN or its successor(s) in interest shall disseminate such notice and shall be responsible to pay the costs and expenses related to providing such notice. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Plaintiffs' counsel intend to


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

apply to the Court for an award of attorneys' fees and out-of-pocket expenses in an aggregate amount not to exceed $175,000 which application Defendants will not oppose up to such amount, which KPN or its successor(s) in interest shall cause to be paid in the amount awarded by the Court to Bull & Lifshitz, LLP, as receiving agent for Plaintiffs' counsel within five (5) business days after Final Court Approval. Such application shall include the fees and expenses of Plaintiffs' counsel in the Actions, and none of the counsel representing any Plaintiff in the Actions shall make any further or additional application for fees or expenses to the Court of Chancery or any other court.

         6. The consummation of the Settlement and the payment of any fees or expenses are subject to: (a) consummation of the Tender Offer; (b) the drafting and execution of the Settlement Documents; (c) Defendants' providing the Discovery; and (d) Final Court Approval and dismissal of the Actions with prejudice and without awarding costs to any party, except as provided herein. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions are not met, or (ii) Plaintiffs' counsel in the Actions determine and so notify Defendants in writing that the Settlement is not fair, adequate, and in the best interests of the purported Class. In such event, this Memorandum of Understanding (i) shall be null and void and of no force or effect, (ii) shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions, (iii) shall not constitute an admission of fact by any party, and (iv) shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding. Further, and in such event, the Plaintiffs and their counsel expressly agree that any confidential documents shall be promptly returned to the Defendants or destroyed and confirmed in writing to Defendants to have been destroyed, as directed by Defendants.

         7. Except as expressly provided herein, the Actions shall be stayed pending


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

submission of the proposed Settlement to the Court for its consideration. Plaintiffs' counsel agree that all Defendants' time to answer or otherwise respond to any of the complaints or discovery requests that have been filed to date, or that are contemplated to be filed in the Actions is extended without date. The Actions shall be consolidated into a single proceeding for purposes of settlement. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

         8. This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement.

         9. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

         10. This Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein.

         11. Each of the attorneys executing this Memorandum of Understanding has been duly empowered and authorized by his/her respective client(s) to do so.

         12. Plaintiffs and their counsel represent and warrant that none of the claims or causes of action asserted in the Actions, including any Settled Claims, have been assigned, encumbered or in any manner transferred in whole or in part.

         13. Except as provided herein, no Defendant shall bear any expense, cost, damages or fees alleged or incurred by any named Plaintiff, any member of the Class or their respective attorneys, experts, advisors, agents or representatives.


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

         14. Neither the existence of this Memorandum of Understanding nor the provisions contained herein shall be deemed a presumption, concession or admission by any Defendant of any breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Actions, or in any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Actions or in any other action or proceeding of any nature whatsoever.

                            [SIGNATURE PAGE FOLLOWS]


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

                                        -------------------------------------
OF COUNSEL:                             Carmella P. Keener
                                        ROSENTHAL, MONHAIT, GROSS
BULL & LIFSHITZ, LLP                    & GODDESS, P.A.
18 East 41st Street                      Suite 1401, Mellon Bank Center
New York, NY  10017                     P.O. Box 1070
                                        Wilmington, DE 19899
ROY L. JACOBS
292 Madison Avenue                      (302) 656-4433
15th Floor
New York, NY  10017                     Counsel for Plaintiffs



                                        -------------------------------------
OF COUNSEL                              Jesse A. Finkelstein
                                        J. Travis Laster
Eric S. Shube, Esquire                  RICHARDS, LAYTON & FINGER, P.A.
Allen & Overy                           One Rodney Square
1221 Avenue of the Americas             P.O. Box 551
New York, NY  10020                     Wilmington, DE 19899

                                        Tel: (302) 651-7700

                                        Counsel for Defendants


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